UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to enclose your Notice of Annual Meeting of Stockholders and Proxy Statement for the Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, April 28, 2010, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. The company’s Annual Report for the fiscal year ended December 31, 2009 is also enclosed with these materials.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during the company’s past fiscal year and its current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed Proxy Card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the Proxy. If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your Proxy Card. We urge you to read the enclosed Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting.

Pursuant to rules promulgated by the Securities and Exchange Commission, we have elected to provide access to the company’s proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of the proxy materials on the Internet. This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, are available on the Internet at http://www.rackspace.com/proxy.

Sincerely yours,

Graham Weston

Chairman of the Board of Directors

Date: March 29, 2010

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held April 28, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Wednesday, April 28, 2010 at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect two Class II directors, A. Lanham Napier and George J. Still, Jr., to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

If you owned our common stock at the close of business on March 19, 2010, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement and the Annual Report are first being mailed to stockholders on or about March 29, 2010.

By Order of the Board of Directors,

Alan Schoenbaum

Senior Vice President, General Counsel and Secretary

March 29, 2010

San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 28, 2010: This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including financial statements, are available on the Internet at http://www.rackspace.com/proxy. Under the rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by notifying you of the availability of our proxy materials on the Internet.

Rackspace Hosting, Inc

Proxy Statement

For the Annual Meeting of Stockholders

To Be Held on April 28, 2010

PROXY STATEMENT FOR 2010 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.

5000 Walzem Road

San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2010 Annual Meeting of Stockholders to be held on Wednesday, April 28, 2010 at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 5000 Walzem Road, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2009 Annual Report are being distributed and made available on or about March 29, 2010. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

QUESTIONS AND ANSWERS

What is included in the materials sent to you and posted on our website?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2009 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2009.

What items will be voted on at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

1.	The election of two Class II directors; and

2.	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

What is our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, and “FOR” the ratification of the appointment of KPMG LLP.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on March 19, 2010, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4000. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 28, 2010, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership.

At the close of business on the Record Date, we had approximately 124,344,873 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m., CDT, and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by Rackspace.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of Rackspace’s issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

If I am a stockholder of record of Rackspace Hosting, Inc. shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet, by mail or by telephone by following the instructions provided in the proxy materials.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Rackspace. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter”, the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under New York Stock Exchange rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Because of a change in New York Stock Exchange rules, we note that, unlike at our previous annual general meetings, Proposal 1 (election of directors) is now considered a non-routine matter. Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected to the Board of Directors as Class II directors. You may vote “FOR” or “WITHHOLD” on each of the two nominees for election as director. Only votes “FOR” will affect the outcome. A broker non-vote or a properly executed proxy marked “WITHHOLD” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the two nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $15,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Accordingly, a single Proxy Statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of this proxy statement to any stockholder of a shared address to which a single copy of this document was delivered. If any stockholders of a shared address wish to receive a separate proxy statement, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple proxy statements by contacting our Corporate Secretary.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal.

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are two current Class II members of the Board of Directors, A. Lanham Napier and George J. Still, Jr. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2013 and until their successors are elected and qualified, subject to their earlier death, resignation or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

The two candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected Class II directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation or removal.

Nominees for Class II Directors

The name and age as of March 19, 2010 of each nominee director, his position with us, the year in which he first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
A. Lanham Napier	39	Chief Executive Officer, President and Director	2001
George J. Still, Jr.	52	Director	2006

A. Lanham Napier has served as our Chief Executive Officer since April 2006 and as our President and a member of our Board of Directors since August 2001. He served as our Chief Financial Officer from May 2000 to January 2003. From June 1997 to April 2000, Mr. Napier served as a director for Silver Brands Partners, an investment company. From May 1993 to June 1995, he worked as an analyst for Merrill Lynch and Co., an investment-banking firm. Mr. Napier received his B.A. in Economics from Rice University and his M.B.A. from Harvard University.

We believe that Mr. Napier’s extensive industry experience and direct involvement in our operations as Chief Executive Officer give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Napier provides leadership to the Board in a number of ways, including working with the Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

George J. Still, Jr. has served as a member of our Board of Directors since November 2006. He initially led the company’s first institutional venture financing in 2000. Mr. Still joined Norwest Venture Partners, a venture capital firm, in 1989 and has served as a managing partner of Norwest Venture Partners since October 1994, where he focuses on investments in software, services, systems and consumer/Internet technologies. He also serves on the Boards of other private companies. Previously, Mr. Still worked for Ernst & Young, an accounting firm, in San Francisco and later as a Partner with Centennial Funds, a venture capital firm based in Denver, Colorado. Mr. Still served as a director of the National Venture Capital Association from 1995 to 2000 and on the Stanford Business School Venture Capital Trust from 1997 to 2001. Mr. Still is Chairman of the Real Estate and Finance Committee for our Board of Directors and also serves as a member of the Compensation Committee and our Nominating and Governance Committee. Mr. Still also serves on the Board of Directors for the Lucile Packard Foundation for Children’s Health. He received his B.S. from Pennsylvania State University and his M.B.A. from Dartmouth College, where he currently serves on the Board of Advisors of the Center for Private Equity and Entrepreneurship, Tuck School of Business.

Mr. Still’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and expertise gained through his experience with a large venture capital firm, the knowledge and experience he has attained through his service on other boards, and the knowledge and experience he has attained through his service on Rackspace’s Board since 2006.

Directors Not Standing for Election

The names and certain biographical information as of March 19, 2010 about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting and are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
Graham Weston	46	Chairman of the Board	2001
Palmer L. Moe	66	Lead Director	2001
S. James Bishkin	52	Director	2005
Fred Reichheld	58	Director	2008
Mark P. Mellin	49	Director	2009

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Prior to joining Rackspace, Mr. Weston led the creation of and managed a number of startup ventures. Today, he continues to act as an advisor for numerous entrepreneurs. Mr. Weston is also the Chief Executive Officer of Weston Properties, a real estate company that owns or manages industrial and office properties. Mr. Weston serves as a member of our Real Estate and Finance Committee and our Service and Strategy Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained through his experience as an entrepreneur and private investor, and the knowledge and experience he has attained through his service as a Rackspace early stage investor and executive.

Palmer L. Moe has served as a member of our Board of Directors since August 2001. Mr. Moe is also the Managing Director of Kronkosky Charitable Foundation in San Antonio, Texas, a position he has held since 1997. Mr. Moe was a partner of Arthur Andersen & Co., an accounting firm, and worked in its San Antonio, Houston and Denver offices from 1965 to 1983. From 1983 until 1992, he served as President and Chief Operating Officer and a director of Valero Energy Corporation, an energy company. Mr. Moe is our Lead Director, Chairman of the Compensation and Nominating and Corporate Governance Committees of our Board of Directors and also serves as a member of our Audit Committee. Mr. Moe also serves on the Board of Directors of Whiting Petroleum Corporation and a private company. He received his Bachelor’s Degree in Accounting from the University of Denver and completed the Senior Executive Development Course at the Alfred P. Sloan School of Management at the Massachusetts Institute of Technology.

Mr. Moe’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his service as a partner at a large independent accounting firm and as President and Chief Operating Officer of Valero Energy Corporation, the knowledge and experience he has attained through service on the boards of other private and public companies and an audit committee chairman of another public company, and the knowledge and experience he has attained through his service on Rackspace’s Board and chairmanship of certain of its committees since 2001.

S. James Bishkin has served as a member of our Board of Directors since November 2005. He has served as the president of the general partner of Isom Capital Partners I through IV, whose primary purposes were to manage their investments in Rackspace, since December 1999, November 2000, November 2000, and October 2005, respectively, until September 2009 (Isom Capital Partners I and II) and November 2009 (Isom Capital Partners III and IV). Since August 2001, Mr. Bishkin has been actively involved as a real estate development partner in SV 2020 Joint Venture developing, constructing, managing, and owning self storage properties. From 1999 until 2002, he was a development partner with Shurgard Storage Centers, a real estate investment trust. Prior to that he founded and served as President of Emmis Mortgage, a company specializing in the acquisition of real estate backed commercial paper. He has co-founded other businesses, including Grounds Control, a commercial landscape business, which was sold in 1998. Mr. Bishkin has been active in various real estate development and acquisition partnerships since 1983. Mr. Bishkin serves a member of our Audit Committee, our Nominating and Governance Committee and our Real Estate and Finance Committee for our Board of Directors. He received his B.A. from the University of Texas in Austin and his M.B.A from Southern Methodist University.

Mr. Bishkin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his real estate development and investment business and the knowledge and experience he has attained through his service on Rackspace’s Board since 2005.

Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1981. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of CEOs and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), and The Ultimate Question, (Harvard Business School Press, 2006). Mr. Reichheld is Chairman of the Service and Strategy Committee for our Board of Directors. He received his B.A. from Harvard College and his M.B.A. from Harvard Business School.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and managerial experience attained through his partnership at a large management consulting firm, and as an advisor on customer loyalty to several large corporations, and the knowledge and experience he has attained through his service on Rackspace’s Board since 2008.

Mark P. Mellin has served as a member of our Board of Directors since May 2009. Mr. Mellin is a certified public accountant and since December 2009, is the Senior Vice President – Finance and Administration and Chief Financial Officer of Vidacare Corporation, a San Antonio, Texas based medical device company. Mr. Mellin previously was the Managing Partner of the San Antonio office of Arthur Andersen LLP, an international accounting and consulting firm he was with from September 1982 to August 2002. During his tenure at Arthur Andersen, Mr. Mellin oversaw the operations of the audit, tax and consulting practice of the San Antonio office and served as an auditor and financial advisor to numerous public and private companies. Mr. Mellin was Senior Vice President and Chief Financial Officer of Ilex Oncology, Inc., a publicly traded bio-pharmaceutical company, from September 2002 to December 2004 until its acquisition by Genzyme

Corporation. At different points between January 2005 and December 2009, Mr. Mellin worked as a financial consultant, providing among other things, regulatory reporting and merger and acquisition assistance. Mr. Mellin is Chairman of the Audit Committee of our Board of Directors and a member of the Compensation Committee. He received his B.B.A. in accounting from the University of Texas in Austin in 1982 and his CPA license from the state of Texas in 1984.

Mr. Mellin’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his partnership at a large independent accounting firm including as the managing partner of a large office, as a Chief Financial Officer of a public company, and the knowledge and experience he has attained through his service on Rackspace’s Board since 2009 as Audit Committee Chairman.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Real Estate and Finance Committee and a Service and Strategy Committee. Pursuant to our amended and restated bylaws, our Board of Directors may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of Mark P. Mellin (Chairman), S. James Bishkin, and Palmer L. Moe. Our Board of Directors has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the Securities and Exchange Commission, or Securities and Exchange Commission, and the listing requirements of the New York Stock Exchange, and that Mark P. Mellin and Palmer Moe qualify as audit committee financial experts, under Securities and Exchange Commission rules and regulations and the financial sophistication requirements of the New York Stock Exchange. No member of our Audit Committee serves on the audit committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the Securities and Exchange Commission requires in our annual proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com. The Report of the Audit Committee of the Board of Directors is located on page 18 of this proxy statement.

Compensation Committee

Our Compensation Committee consists of Palmer L. Moe (Chairman), Mark P. Mellin, and George J. Still, Jr. Our Board of Directors has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the New York Stock Exchange, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board of Directors for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our

Amended and Restated 2007 Long-Term Incentive Plan and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the Securities and Exchange Commission requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that the Compensation Committee deems appropriate and may delegate to such subcommittees such power and authority as the Compensation Committee deems appropriate.

The Compensation Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com. The Report of the Compensation Committee of the Board of Directors is located on page 36 of this proxy statement.

Nominating and Governance Committee

Our Board of Directors has established a Nominating and Governance Committee that consists of Palmer L. Moe (Chairman), George J. Still, Jr., and S. James Bishkin. Our Board of Directors has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the New York Stock Exchange. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board of Directors our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board of Directors, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board of Directors.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of George J. Still, Jr. (Chairman), Graham Weston, and S. James Bishkin. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various financing and real estate issues.

Service and Strategy Committee

Our Service and Strategy Committee consists of Fred Reichheld (Chairman) and Graham Weston. The Service and Strategy Committee is responsible for developing plans and strategies relating to improvements in our business service model, and making recommendations to our Board of Directors relating to related initiatives. The Service and Strategy Committee historically has acted as an informal committee whose main activities are centered on collaboration with our various customer service leaders rather than to conduct formal meetings.

Board Meetings and Attendance

The Board of Directors held eight meetings during the year ended December 31, 2009. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he served during the period for which he was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2009 and the membership of each committee during the year ended December 31, 2009. Mr. Napier is omitted from the table below as he is not a member of any of the current standing committees of the Board of Directors.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Service and Strategy
S. James Bishkin	Member		Member	Member
Mark P. Mellin	Chair	Member
Palmer L. Moe	Member	Chair	Chair
George J. Still, Jr.		Member	Member	Chair
Graham Weston				Member	Member
Fred Reichheld					Chair

Total Number of Meetings Held in 2009	5	7	3	2	0

Corporate Governance

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the company and the day to day leadership and performance of the company, while the Chairman of the Board provides guidance to the Chief Executive Officer, approves the agenda for Board meetings in collaboration with the lead independent director, and presides over meetings of the full Board. Because Mr. Weston, our Chairman, is an employee of the company and is therefore not “independent,” our Board of Directors has appointed the Chairman of our Nominating and Corporate Governance Committee, Palmer Moe, as “lead independent director” to preside at all executive sessions of “non-management” directors, as defined under the rules of the New York Stock Exchange. The Lead Director, working with our Chief Executive Officer and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the Chief Executive Officer, and otherwise serves as liaison between the independent directors and the Chairman and the Chief Executive Officer. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Rackspace’s management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. Four of our Directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his ability to exercise independent judgment in carrying out his responsibilities. The criteria used by the Board, summarized below, are consistent with the New York Stock Exchange listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

•

has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•

is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•

is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that S. James Bishkin, Mark P. Mellin, Fred Reichheld, Palmer L. Moe and George J. Still, Jr., representing five of our seven directors, are “independent directors” as defined under the rules of the New York Stock Exchange, constituting a majority of independent directors of our Board of Directors as required by the rules of the New York Stock Exchange. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

We and our Board of Directors regularly review and evaluate our corporate governance practices. The Board of Directors has adopted corporate governance guidelines that address the composition of and policies applicable to the Board of Directors. Our Board of Directors has adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our code of business conduct and ethics is posted on the investor relations portion of our website at http://ir.rackspace.com . We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to the General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

Director Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of the company; and

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at our principal executive offices and must be received by the Corporate Secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director are that a nominee demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board of Director’s oversight of the business and affairs of Rackspace and have an impeccable record and reputation for honest and ethical conduct in both his or her professional and personal activities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, relevant industry background and knowledge, time availability in light of other commitments, potential conflicts of interest, interpersonal skills and compatibility with the Board, ability to complement the competency and skills of the other Board members and independence from management and the company. The Nominating and Governance Committee also seeks to have the Board represent a diversity of backgrounds and experience and has historically supported such diversity by supporting Board members holding expertise in many different areas, including leadership, finance, accounting, real estate and customer service. The Nominating and Governance Committee continues to look for candidates with expertise in these and other areas, including technology and international business.

The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The

Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee may also conduct one or more interviews with the candidate, either in person, telephonically or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held.

Stockholder Communications with Directors

Our Board of Directors encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our Compensation Committee is responsible for overseeing the management of risks relating to the company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice-President of Internal Audit reports directly to the Chairman of the Audit Committee.

Headquarters Information and Website Information

Our headquarters are located at 5000 Walzem Road, San Antonio, Texas 78218 and the telephone number is (210) 312-4000. The company’s website can be found at http://www.rackspace.com .

2009 Director Compensation

Our director compensation plan which is currently in effect and was in effect through fiscal year 2009 provides that we issue shares of our common stock having a fair market value equal to $15,000 to each non-employee director on a quarterly basis, resulting in annualized stock compensation of $60,000 per non-employee director. The number of shares issued is calculated using the closing market price of the last trading day of the quarter. Each stock issuance will occur immediately following the completion of the applicable quarter.

Each non-employee director will also receive additional compensation as follows:

•	$36,000 annually; plus

•	$19,000 annually for service as chairperson of the Audit Committee; plus

•	$14,000 annually for service as chairperson of each committee, other than the Audit Committee; plus

•	$9,000 annually for service as a member of each committee (other than as the chairperson of such committee).

All of the additional compensation listed above may be paid in either cash or our common stock at the option of the non-employee director. This election is made by each non-employee director and is effective until such director’s reelection to our Board of Directors or earlier resignation or removal. Generally, each non-employee director’s election for successive terms of service shall be determined and communicated to our General Counsel no more than 15 days after commencement of such term of service, unless such election would be made during any period of time our directors are subject to trading restrictions imposed on them by us or applicable law. If no election is made with respect to a non-employee director’s term of service, all payments for such term shall be made in cash. A pro rata portion of each annual payment is earned on a monthly basis. Cash for the additional compensation will generally be paid on a monthly basis, while shares will generally be issued immediately following the completion of the applicable quarter.

Employee directors are not compensated for their service as directors.

In addition to the compensation described above, on May 13, 2009, the Board approved a special discretionary stock grant of 10,000 shares to Mr. Moe under the Amended and Restated 2007 Long Term Incentive Plan in recognition of his extraordinary efforts in providing leadership to the Board throughout the initial public offering process and into our transition as a public company.

The following table sets forth the annual director compensation paid or accrued by us to individuals who were directors during any part of 2009. The table excludes Messrs. Weston and Napier, who are employees of the company and who do not receive any additional compensation from us for their roles as directors. Mr. Weston is a Rackspace Hosting employee and received compensation for 2009 of $216,595, which represented Mr. Weston’s base salary for the year. Mr. Weston does not receive any additional compensation for his service as a director. Mr. Napier is a Rackspace Hosting employee. See “Executive Compensation” for a description of his compensation for 2009. Mr. Napier does not receive any additional compensation for his service as a director.

Director Compensation for the Year Ended December 31, 2009

Name	Fees Earned or Paid in Cash	Stock Awards Earned (1)		Total
Palmer L. Moe	$74,829	$153,786	(2)	$228,615
S. James Bishkin	$63,000	$59,986	(3)	$122,986
George J. Still, Jr.	$—	$128,009	(4)	$128,009
Fred Reichheld	$25,000	$85,001	(5)	$110,001
Mark Mellin	$40,602	$38,053	(6)	$78,655

Former Director
Fred C. Hamilton, Jr.	$19,667	$15,002	(7)	$34,669

(1)	For stock issuances to Directors, the dollar amount recognized for financial statement reporting purposes with respect to 2009 is determined in accordance with FASB ASC Topic 718. The number of shares issued is determined using the closing market price for the last trading day for that quarter’s earned compensation

(2)	Mr. Moe earned 2,003 shares at $7.49 per share, 10,000 shares at $9.38 per share, 1,082 shares at $13.86 per share, 879 shares at $17.06 per share, and 719 at $20.85 per share.

(3)	Mr. Bishkin earned 2,003 shares at $7.49 per share, 1,082 shares at $13.86 per share, 879 shares at $17.06 per share, and 719 shares at $20.85 per share.

(4)	Mr. Still earned 4,272 shares at $7.49 per share, 2,309 shares at $13.86 per share, 1,876 shares at $17.06 per share, and 1,535 shares at $20.85 per share.

(5)	Mr. Reichheld earned 2,003 shares at $7.49 per share, 1,082 shares at $13.86 per share, 1,612 shares at $17.06 per share, and 1,319 shares at $20.85 per share.

(6)	Mr. Mellin joined the Board of Directors on May 13, 2009. Mr. Mellin earned 582 shares at $13.86 per share, 879 shares at $17.06 per share, and 719 shares at $20.85 per share.

(7)	Mr. Hamilton resigned from the Board of Directors on May 13, 2009. Mr. Hamilton earned 2,003 shares at $7.49 per share.

Vote Required and Board of Directors’ Recommendation

Each director must be elected by a plurality of the votes cast, meaning that the two nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE

ELECTION OF THE BOARD’S TWO NOMINEES IDENTIFIED ABOVE IN PROPOSAL NO. 1

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010. The Board of Directors recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if the Audit Committee determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2008 and 2009, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2007, December 31, 2008 and December 31, 2009. We expect representatives of KPMG LLP to be available in person or by telephone at the Annual Meeting and available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2009 and 2008:

	December 31,
Fee Category	2009	2008
Audit Fees	$835,000	$1,804,577
Audit-Related Fees	88,700	—
Tax Fees	25,000	25,000
All Other Fees	—	—
Total	$948,700	$1,829,577

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of the our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2009 consisted of expenses related to the SAS 70 Type II audit.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2009 and 2008 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing either generally or specifically projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chair of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided, however, that such additional or amended services may not affect KPMG LLP’s independence under applicable Securities and Exchange Commission rules. The Chair of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2009 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on May 30, 2008, which provides that its functions include the oversight of the quality of the company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the company’s consolidated financial statements with generally accepted accounting principles and auditing of management’s assessment of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2009

The Audit Committee reviewed and discussed the company’s audited financial statements for the fiscal year ended December 31, 2009 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged with Governance), as amended (AICPA, Professional Standards, Vol. 1, AU § 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T.

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2009, except for $113,700 in fees related to the 2009 SAS 70 Type II and tax consulting services. See fee schedule in “Proposal 2—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the company’s audited consolidated financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

Mark P. Mellin (Chairman)

Palmer L. Moe

S. James Bishkin

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of March 12, 2010 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the Securities and Exchange Commission by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 124,337,998 shares of common stock outstanding at March 12, 2010. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of March 12, 2010. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 5000 Walzem Road, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)	(b)	(a) + (b)
Name of Beneficial Owner	Common Shares Currently Held (# of shares)	Common Shares That May Be Acquired Within 60 Days of March 12, 2010 (# of shares)	Total Beneficial Ownership (# of shares)	Percent of Class (%)
5% Stockholders:
Wells Fargo & Company(1)	17,892,097	—	17,892,097	14.4%

Directors and Executive Officers:
Graham Weston(2)	20,722,359	—	20,722,359	16.7%
A. Lanham Napier(3)	4,085,117	2,113,010	6,198,127	4.9%
Bruce R. Knooihuizen	60,000	298,100	358,100	*
Mark Roenigk	—	—	—	*
Lew Moorman(4)	1,621,573	554,019	2,175,592	1.7%
John Lionato	—	101,250	101,250	*
S. James Bishkin(5)	357,105	—	357,105	*
Mark P. Mellin	2,180	—	2,180	*
Palmer L. Moe	137,043	—	137,043	*
George J. Still, Jr.(6)	260,652	—	260,652	*
Fred Reichheld	63,534	—	63,534	*
All directors and executive officers as a group (16 people)	27,418,256	3,326,279	30,744,535	24.1%

*	Less than 1%.

(1) The information provided is pursuant to the information provided in a Schedule 13-G/A filed by Wells Fargo & Company on February 2, 2010. The address of Wells Fargo & Company is 420 Montgomery Street, San Francisco, CA 94104.

(2) Includes:

•	25,000 shares held directly by Graham Weston;

•	19,478,564 shares held by Trout, Ltd.;

•	1,042,302 shares held by Wittington America, Ltd.;

•	85,227 shares held by Grainger Weston Remainderman Fund; and

•	91,266 shares held by or for the benefit of family members.

Mr. Weston, the Chairman of our Board of Directors, is the general partner of Trout, Ltd. Mr. Weston holds a majority stake in Wittington America, Ltd. and controls its general partner. Mr. Weston’s children are the beneficiaries of the Grainger Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of the shares held in Trout, Ltd., Wittington America, Ltd., Grainger Weston Remainderman Fund, and by or for the benefit of family members except to the extent of any pecuniary interest therein.

(3) Includes:

•	359,795 shares held directly by A. Lanham Napier;

•	3,687,830 shares held by HBSA, LP; and

•	37,492 shares held in trust for the benefit of Mr. Napier’s children.

Mr. Napier is the managing general partner and also a limited partner of HBSA, LP. Mr. Napier disclaims any beneficial ownership of the shares held in HBSA LP, and in trust for the benefit of his children except to the extent of any pecuniary interest therein.

(4) Includes:

•	1,096,255 shares held directly by Mr. Moorman;

•	75,633 shares held by the Lewis Jefferson Moorman, IV 2007 Grantor Retained Annuity Trust;

•	21,597 shares held by the John Wood Moorman 2007 Trust;

•	21,597 shares held by the Sarah Ladd Moorman 2007 Trust;

•	21,597 shares held by the Reese Howell Moorman 2007 Trust;

•	56,530 shares held by Mr. Moorman’s wife;

•	164,182 shares held by the Lewis Jefferson Moorman, IV 2009 Grantor Retained Annuity Trust; and

•	164,182 shares held by the Laura Howell Moorman 2009 Grantor Retained Annuity Trust.

Mr. Moorman is the beneficiary of the Lewis Jefferson Moorman, IV 2007 Grantor Retained Annuity Trust and trustee of the Lewis Jefferson Moorman, IV 2009 Grantor Retained Annuity Trust. Mr. Moorman’s wife is the trustee of the Laura Howell Moorman 2009 Grantor Retained Annuity Trust. Mr. Moorman’s children are the beneficiaries of the John Wood Moorman 2007 Trust, Sarah Ladd Moorman 2007 Trust and Reese Howell Moorman 2007 Trust. Mr. Moorman disclaims any beneficial ownership of these shares except to the extent of any pecuniary interest therein.

(5) Includes:

•	329,489 shares held directly by Mr. Bishkin; and

•	27,616 shares held by the Bishkin 2000 Family, LP.

Mr. Bishkin is the general partner of the Bishkin 2000 Family, LP. Mr. Bishkin disclaims beneficial ownership of shares held by the Bishkin 2000 Family, LP. except to the extent of any pecuniary interest therein.

(6) Includes:

•	3,411 shares held by Limited Partnership;

•	181,494 shares held by Family Trust; and

•	75,747 shares held by Family Partnership.

Equity Compensation Plan Information

The following table provides information as of December 31, 2009, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our Amended and Restated 2007 Long Term Incentive Plan and our Employee Stock Purchase Plan:

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities refelcted in column (A))
Equity compensation plans approved by security holders	18,928,732	(1)	$6.02	6,497,493	(2)
Equity compensation plans not approved by security holders	—		—	—

Total	18,928,732		$6.02	6,497,493

(1)	Consists of 7,868,840 shares of common stock underlying outstanding options granted under our 1999 Assumed Stock Option Plan, 2003 Stock Option Plan, and 2005 Non-Qualified Stock Option Plan and 11,059,892 shares of common stock underlying outstanding options and restricted stock units granted under our 2007 Long Term Incentive Compensation Plan. Includes 2,087,500 restricted stock units, which do not have an exercise price.

(2)	Includes 473,164 shares of common stock available for issuance under our employee stock purchase plan and 6,024,329 shares of common stock available for issuance under our Amended and Restated 2007 Long Term Incentive Plan.

EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
A. Lanham Napier	39	Chief Executive Officer, President and Director
Bruce R. Knooihuizen	54	Chief Financial Officer, Senior Vice President and Treasurer
Mark Roenigk	49	Chief Operating Officer
Lew Moorman	39	President, The Rackspace Cloud and Chief Strategy Officer
Jim Lewandowski	49	Senior Vice President, Worldwide Sales
John Lionato	47	Senior Vice President, Customer Care
Alan Schoenbaum	52	Senior Vice President, General Counsel and Secretary
Klee Kleber	42	Senior Vice President, Marketing and Product Development
Wayne Roberts	47	Senior Vice President, Human Resources
Brian Thomson	36	Managing Director, EMEA

A. Lanham Napier—For biographical information see “Proposal 1— Election of Directors— Nominees for Class II Directors.”

Bruce R. Knooihuizen has served as our Chief Financial Officer, Senior Vice President and Treasurer since he joined us in February 2008. From 1996 until February 2008, Mr. Knooihuizen was Executive Vice President and Chief Financial Officer of Dobson Communications, a provider of rural and suburban wireless telephone services. From 1994 to 1996, Mr. Knooihuizen was Chief Financial Officer and Secretary for The Westlink Co. in San Diego, a wireless provider which was formerly an operating unit of US West. Previously, he was Treasurer and Controller of Ameritech Cellular from 1990 to 1994; Director, Accounting Operations of Ameritech Applied Technologies from 1988 to 1990; and Controller of Ameritech Properties in 1988, all located in Chicago. From 1980 to 1988, he held various financial and accounting positions with The Ohio Bell Telephone Company. Mr. Knooihuizen received his B.S. in Finance from Miami University in Oxford, Ohio and his M.B.A in Finance from the University of Cincinnati.

Mark Roenigk has served as our Chief Operating Officer since he joined us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From January 2007 until December 2008, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations at Intuit and from February 1995 to March 2004 was a general manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Lew Moorman has served as President, The Rackspace Cloud, since February 2009 and also serves as our Chief Strategy Officer, a position he has held since April 2008. Prior to that time, Mr. Moorman served as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his law degree from Stanford Law School.

Jim Lewandowski has served as our Senior Vice President, Worldwide Sales since he joined us in September 2008. From January 2007 to September 2008, Mr. Lewandowski worked as an independent consultant for several mid-cap private equity firms on a variety of strategic acquisitions, technology evaluations, and technical strategy issues. From September 2003 to January 2007, Mr. Lewandowski was the Executive Vice

President of the Americas at McAfee, Inc. where he oversaw the North American and Latin American sales organizations. From January 2001 to September 2003, he served as Vice President of Business and Enterprise Services, North America, at Yahoo!, where he worked closely with senior management to drive the company’s diversification efforts outside of online advertising. Mr. Lewandowski received his B.S. in Mechanical Engineering from Michigan Technological University and his M.B.A. from the University of St. Thomas in Houston.

John Lionato has served as our Senior Vice President, Customer Care since he joined us in May 2008. From January 2006 until March 2008, Mr. Lionato was a Vice President at Intuit in its Information Technology organization where he led business intelligence and employee support. From September 2004 to December 2005, he was the Center of Excellence Leader for Intuit’s Process Excellence organization where he was also the executive coach to Intuit’s CIO and the IT leadership team. From May 2002 until August 2004, Mr. Lionato was the Global Support Leader for Intuit’s Outsourced Payroll division at which time he also served as a director on the Board of Directors of CRI, Inc., a wholly owned division of Intuit. From January 2001 until April 2002, Mr. Lionato was the Supportability Leader in the QuickBooks division of Intuit. Prior to joining Intuit, Mr. Lionato held a variety of leadership positions at General Electric in Information Technology, Mergers & Acquisitions, Operations, and Quality. Mr. Lionato received his B.S. in Psychology from Fordham University in New York and his law degree from Quinnipiac University College of Law in Connecticut.

Alan Schoenbaum has served as our Senior Vice President, General Counsel and Secretary since he joined us in December 2005. From 1991 until December 2005, Mr. Schoenbaum was a partner in the San Antonio office of the law firm Akin Gump Strauss Hauer & Feld LLP. He received his B.A. in English and his law degree from the University of Texas at Austin.

Klee Kleber has served as our Senior Vice President, Marketing and Product Development since February 2010 and was Vice President, Marketing and Product Development from the time he joined us in March 2007 to February 2010. From 2004 until March 2007, Mr. Kleber was Vice President, Marketing for Segway, the manufacturer and distributor of the Segway Personal Transporter. From 2003 until 2004, he managed U.S. marketing for Dell’s corporate desktop and notebook lines. From 2000 until 2003, he was a Vice President and General Manager in Dell’s European operation, serving in Germany and the U.K. From 1998 until 2000, he led Dell’s U.S. consumer marketing organization. From 1997 until 1998, he ran marketing for Dell in Japan. From 1994 until 1997, he managed domestic product marketing for Dell’s consumer and small-business product lines. Mr. Kleber received his B.A. in Economics and German from Rice University and his M.B.A. from the Wharton School at the University of Pennsylvania.

Wayne Roberts has served as our Senior Vice President, Human Resources since February 2010 and was Vice President, Human Resources from November 2008 to February 2010. Prior to that, Mr. Roberts was our Vice President, Infrastructure Services from November 2007 to October 2008. Prior to joining Rackspace, Mr. Roberts was the Director of Professional Services for Dell, Inc. from July 2000 to August 2007, where he helped build and manage a U.S. field organization of over 300 consulting professionals to deliver infrastructure consulting solutions to Dell customers and was a senior leader in Accenture, Ltd.’s (formerly Andersen Consulting) global human services practice from April 1994 to July 2000. From January 1987 until re-joining Accenture, Ltd. in April 1994, Mr. Roberts held various leadership positions in Trammell Crow Company and Accenture, Ltd. Mr. Roberts received his B.B.A. in Business Analysis and Research and his M.B.A. in Finance from Texas A&M University.

Brian Thomson has served as our Managing Director, EMEA since August 2008. Mr. Thomson was our Finance Director, EMEA from April 2006 to August 2008, and was responsible for accounting, financial planning and analysis, treasury, tax, and internal controls in EMEA. Before joining our EMEA operations, Mr. Thomson was a member of our U.S. finance department from September 2004 to March 2006, overseeing capital investment, supply chain and data center operations. From May 2003 to August 2004 he was a Finance Analyst at Dell, Inc. in Round Rock, Texas. Mr. Thomson received his B.A. in Finance from Baylor University and his M.B.A. from the University of Texas at Austin.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2009 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2010 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

Compensation Philosophy and Objectives

Our executive compensation program seeks to attract and retain talented, qualified senior executives to manage and lead our company and to motivate them to pursue and achieve our corporate objectives. We have created a compensation program that includes short-term and long-term components, cash and equity elements and fixed and performance contingent payments in proportions that we believe will provide appropriate incentives to reward our executives and help to:

•

Support our performance-based approach to managing total compensation in order to foster a goal oriented, highly-motivated management team whose members have a clear understanding of our business strategies and priorities for growth;

•	Improve organizational excellence and align our executives’ objectives with our mission and goals, as well as with the interests of our stockholders; and

•	Share risks and rewards with employees at all levels.

Based on this philosophy, we seek to reward our executive officers as and when we achieve our goals and objectives and to generate stockholder returns by giving significant weight to performance-based compensation. A significant portion of the compensation for our executive officers is “at risk” based on the achievement of our corporate goals, which we believe aligns their interests with the interests of our stockholders.

As our organizational priorities continue to evolve, we intend to continue to re-evaluate as circumstances dictate, but at least on an annual basis, each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program on at least an annual basis in connection with our yearly compensation review and based upon the recommendations to the Compensation Committee by our Chief Executive Officer and/or other members of management.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee of our Board of Directors has overall responsibility for recommending to our Board of Directors the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Committee are appointed by the Board. Currently, the Committee consists of three members of the Board, Messrs. Mellin, Moe, and Still, none of whom are executive officers of Rackspace. See the section entitled “Proposal 1—Election of Directors—Committees of our Board of Directors—Compensation Committee.”

The Compensation Committee has the authority to engage the services of outside consultants to assist it. The Compensation Committee retained Frederic W. Cook & Co., Inc., (“Cook”), as its compensation consultant in 2009 to conduct a formal bi-annual comprehensive review of our executive compensation program.

Specifically, Cook has been instrumental in formulating our peer companies to use for pay and pay performance comparisons, providing the Compensation Committee with compensation trend data and thoroughly reviewing and presenting competitive compensation opportunities for our executives.

Total compensation targets for individual executives are based on an annual evaluation of the company’s performance, the executive’s performance, comparable peer group data, and market survey data. The evaluation of individual performance is done by the Compensation Committee, in the case of the Chief Executive Officer, and by the Chief Executive Officer, in the case of other executives. The Chief Executive Officer meets regularly with the Compensation Committee to discuss executive compensation matters and to make recommendations to the Compensation Committee with respect to other executives. The Compensation Committee may modify individual compensation components for executives other than the Chief Executive Officer after reviewing the Chief Executive Officer’s recommendations. The Compensation Committee and the Chief Executive Officer will also seek input from the Senior Vice President, Human Resources and third party compensation consultants, and generally take other steps they determine necessary or appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives.

Although many compensation decisions are made in the first quarter of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards are performed semi-annually or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year in the event that it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	It has evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•

It has established a practice, in accordance with the rules of the New York Stock Exchange, of reviewing the performance and determining the compensation earned, paid or awarded to our Chief Executive Officer independent of input from him; and

•

It has established a policy, in accordance with the rules of the New York Stock Exchange, of reviewing on an annual basis the performance of our other executive officers with assistance from the Chief Executive Officer and determining what it believes to be appropriate total compensation for these executive officers.

Components of Executive Compensation

Our executive compensation program consists of the following components: base salary, cash incentive bonuses and long-term equity-based incentive awards, as further described below. We believe that each individual component is useful in achieving one or more of the objectives of our program. Together, we believe these components have been and will continue to be effective in achieving our overall objectives.

•

Base salary is utilized to provide financial stability, recognize immediate contributions, compensate for significant responsibilities and provide an interim bridge until equity compensation has increased in value.

•

Bonuses are utilized to encourage executives to deliver on short-term financial and operating goals and to ensure that a meaningful portion of compensation is based upon short-term performance in accordance with our “performance-based pay” philosophy.

•

Equity awards are utilized to balance executives’ short-term thinking with a longer term perspective, reward for innovation, ensure alignment with stockholder interests and attract and retain key talent.

Our executives’ total compensation may vary significantly from year to year based on the results of the company, and individual performance.

Weighting of Compensation Components; Competitive Market Review

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive’s total compensation based on market conditions, geographic considerations, peer group data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executives generally reflect differing skill sets, experience, responsibilities, and relative contributions.

Defining the Market

One set of benchmarks the Compensation Committee utilized in determining compensation in 2009 included the use of two market references to compare total compensation for our executives to those in the market:

•	Companies Survey. A Radford Executive Survey of compensation among over 500 technology companies having revenue between $200 million and $1 billion (“Radford Executive Survey”); and

•	Select Peer Group. Publicly available data for a group of seventeen publicly-traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”).

In connection with its determination of executive compensation starting with 2009, the Compensation Committee revised the make-up of the Select Peer Group, which had previously included 21 peer companies, in accordance with the following criteria:

1.	Companies for which relevant compensation data is no longer available were eliminated.

2.	Additional companies meeting the following criteria were added:

a.	U.S.-based companies in the same similar Global Industry Classification Standard (GICS) code as Rackspace;

b.	Between $150 million and $1.5 billion in revenues; and

c.	Between 1,000 and 4,500 employees.

3.	Companies with a market cap of less than $300 million or larger than $3 billion were eliminated.

As a result of this process, seventeen publicly traded companies were selected having financial profiles similar to Rackspace based on revenue, net income, market capitalization and number of employees, as well as companies with similar Global Industry Classification Standard (or GICS) industry classification. The revised peer group for the purposes of determining executive officer compensation for 2009 and 2010 consists of the following organizations:

Akamai Technologies	Internap Network Services	Sapient
Ariba	ModusLink Global Solution	SAVVIS
Cbeyond	Move	Time Warner Telecom
DealerTrack Holdings	RealNetworks	ValueClick
Digital River	RedHat	Websense
Equinix	S1

The Compensation Committee compared the primary components of compensation for each executive officer’s respective position against compensation for executives of companies in both the Peer Group and the Radford Executive Survey to ensure that we continue to offer competitive compensation packages to our executives. Because we expect our executives’ individual performance to exceed that of the peer group, we expect total compensation will exceed the median for the companies in the peer group.

The Compensation Committee also considered internal pay equity, taking into account relative responsibilities, in establishing the components of executive compensation for each of our executives.

Cash Compensation

With respect to cash compensation for 2009, we compared the median total cash compensation amounts for executives of companies in the Peer Group and the Radford Executive Survey to determine whether total potential cash compensation for each of our executive officers, which includes salary and bonus, was comparable to the median for total cash compensation within each of the reference groups, except in the case of our Chief Executive Officer. Total cash compensation for each of the named executive officers, other than our Chief Executive Officer, fell at or within 20% below the median for each of the reference groups. Total cash compensation for our Chief Executive Officer for 2009 was approximately 70% of the median for each of the reference groups due to his substantial ownership of Rackspace common stock.

Base Salaries

We utilize base salary as a principal means of providing compensation for performing the essential elements of an executive officer’s job. We believe our base salaries are set at levels that allow us to attract and retain executives in the markets in which we compete for talent. Based upon our review of base salaries for executive officers of companies within the Peer Group and the Radford Executive Survey, we believe base salaries for our named executive officers are competitive with companies of a similar size with a financial profile similar to Rackspace and further, reflect our named executive officers’ current and expected contribution towards achievement of company goals.

The Compensation Committee generally targets base salaries for long tenured executives to be at or slightly below the median for the Peer Group and the Radford Executive Survey, as every such executive has been granted a significant number of stock options, relative to their base salary, which will have significant value to them if company performance exceeds that of our competitors. The Compensation Committee generally targets base salaries for newly hired executives to be at or slightly above the median for the Peer Group and the Radford Executive Survey to ensure we are competitive for executive talent that will drive business results. For example, the median base salary for chief executive officers in the Peer Group for 2009 was $500,000 and median base salary for chief executive officers of the companies in the Radford Executive Survey for 2009 was $500,000. As indicated below, our Chief Executive Officer’s base salary was $350,000 for 2009. Median base salaries for other named executive officers in the 2009 survey data ranged from $275,000 to $346,000. As indicated below, for 2009, annual salaries for our named executive officers other than our Chief Executive Officer ranged from $226,450 to $351,955.

In 2009, we made no increases to the base salaries of our named executive officers.

Mr. Roegnik, our Chief Operating Officer, became an employee in December 2009 and receives a base salary of $350,000. Mr. Roegnik’s salary was determined based on negotiations with the company and internal equity and benchmarked against compensation for chief operating officers of companies in the Peer Group, the Radford Executive Survey.

The base salary of our named executive officers will be reviewed on an annual basis and adjustments will be made to reflect performance-based factors, as well as competitive conditions. We have not applied, and do not intend to apply, specific formulas to determine increases. As we have in the past, we may refer to private and public company surveys, as well as data for other public companies and compare our base salary against those we consider to be appropriate market comparables. Where it is determined that our base salary is not competitive, market data may inform, but will not be the sole basis for, decisions to adjust base salary. The Compensation Committee expects to review executive salaries in the first quarter of each year, with any adjustments to be effective in that quarter.

Cash Bonus

The company’s named executive officers participate in our non-equity incentive plan, or NEIP, along with all other employees except those otherwise covered by our performance incentive plans designed for sales, product development, and support staff.

The NEIP is designed to reward executives and other employees for the achievement of our financial and strategic goals. Target payout levels correspond to our performance against the economic objectives discussed below. This program aligns executive rewards to execution on those activities that drive measurable success and progress against our growth strategies. This program provides a direct and measurable way to align the executive’s goals with our corporate objectives of building high performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

The NEIP provides cash compensation when financial objectives are achieved and may exceed 100% of the target in periods when the financial objectives are surpassed. Target bonus amounts for our named executive officers are generally based on a pre-established percentage of an executive’s base salary, ranging from 50% to 70% of the executive’s annual salary depending on the executive’s responsibilities with the company. The target bonus percentages are periodically reviewed taking into account changes in competitive market data. The Compensation Committee believes that by keeping base salary competitive it is likely that the target bonus amounts should normally continue to be competitive. The Compensation Committee has the discretion to increase or decrease a payout under the NEIP at any time in the event that it determines that circumstances warrant adjustment or to pay bonuses outside of the NEIP in its sole discretion.

As a percentage of salary, target bonus amounts for each of our named executive officers, other than the Chief Executive Officer, generally fall within 20% of median bonus amounts for executive officers in similar positions at companies in the Peer Group and the Radford Executive Survey. The median bonus amounts as a percentage of base salary for named executive officers other than chief executive officers at companies within the Peer Group and subject to the Radford Executive Survey data ranged from 32% to 60%. As indicated below, the target bonus amount as a percentage of base salary for each of our named executive officers other than our Chief Executive Officer was 50%. Excluding our Chief Executive Officer and our Chief Operating Officer (whose employment began in December 2009), actual bonus amounts paid to the remaining named executive officers ranged from $106,902 to $173,885, or 47.5% to 49.7% of base salary. The median bonus amounts as a percentage of base salary for chief executive officers in the Peer Group and for companies subject to the Radford Executive Survey were each 100%. As indicated below, our Chief Executive Officer’s target bonus amount for 2009 was $245,000, or 70% of his base salary, with an actual bonus paid of $224,217, or 64.1% of his base salary.

2009 Cash Bonus

The 2009 NEIP payout amounts were calculated based on company performance against specific financial objectives relating to net income measured quarterly.

The company performance objectives that were established for management under the NEIP are the same as those applicable for non-executive employees. We believe rewarding our executive management and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

The NEIP accounts for both company performance and individual performance in the payout calculation. Individual goals were established quarterly. Due to differences in roles and responsibilities among executives, individual goals are expected to vary from executive to executive. For example, individual goals for an executive in a sales function may include the achievement of certain sales or revenue goals, while individual goals for other executives may include the completion of certain initiatives, projects or transactions. We do not intend to have a personal performance component to our Chief Executive Officer’s NEIP, since we believe that the overall performance of the company is the best indicator of the performance of our Chief Executive Officer.

The company performance for 2009 was based on a measure called Net Income Before Bonus (NIBB) and was evaluated quarterly. The targets and achievement are outlined in the table below:

Quarter	Target (in millions)	Actual (in millions)	Achievement (percentage)
Q1	$10.2	$8.8	67%
Q2	$10.8	$10.1	85%
Q3	$11.6	$11.2	87%
Q4	$12.6	$15.1	145%

In 2009, each of the named executive officers had individual performance targets that were set on a quarterly basis. The individual targets related directly to the strategic initiatives and areas of operational influence of the respective executives. The personal performance modifiers for each of the named executive officers included the following metrics in 2009:

Executive	Metric	Achievement Range

Lanham Napier	Net Promoter Score Defection Churn New Customer Growth Installed Base Growth Return on Capital	80% to 113%

Bruce R. Knooihuizen	Net Promoter Score Defection Churn Revenue per Racker EBIT Installed Base Growth Return on Capital	80% to 131%

Lew Moorman	Net Promoter Score Defection Churn New Customer Growth Installed Base Growth	50% to 127%

John Lionato	Net Promoter Score Defection Churn Revenue per Racker Installed Base Growth Cost as % of Revenue	75% to 124%

Mark Roenigk	N/A	N/A

The overall achievement for any one executive throughout the year ranged from 92% to 107% of the target metric.

2010 Cash Bonus

We believe that the achievement of our NEIP financial targets as supplemented by individual goals identified for our executives and approved by our Chief Executive Officer requires significant effort on the part of each of our executives. For 2010, we believe that the NEIP goals and the individual performance goals will be at least partially achieved, thus making at least a partial payout likely.

It is possible under the plan for an executive to receive a partial payment of his target NEIP payout amount because the executive has reached his or her individual objectives even though the company as a whole has failed to meet its financial objectives (or vice versa). Further, our Compensation Committee and Chief Executive

Officer retain the discretion to increase or decrease any payouts under the NEIP in connection with the review of performance of an executive against the company’s financial goals and his or her personal goals.

The calculation of an executive’s bonus for 2010 will be determined based on both the company’s performance and individual performance against goals established by the board of directors or senior executives as appropriate. The NEIP payout calculation is as follows:

Target	X	Company Performance	X	Personal Performance	=	Payout

•	Target = NEIP target payout amount opportunity for each executive

•	Company Performance = The percentage of the Company’s achievement in reaching the NIBB target

•	Personal Performance = The percentage of the achievement by an executive of his or her individual goals

•	Payout = The final payout to the executive, which is subject to final approval by the Compensation Committee or Board, as applicable.

The following tables show target and actual bonus amounts for 2009:

Executive	Target Bonus		Target Bonus as a Percentage of 2009 Base Salary	NEIP Bonus Earned	Discretionary Bonus Earned		Total Bonus Earned	Actual NEIP Bonus as a Percentage of Salary
A. Lanham Napier	$245,000		70%	$224,217	$—		$224,217	64.1%
Chief Executive Officer and President

Bruce R. Knooihuizen	$175,000		50%	$173,885	$—		$173,885	49.7%
Senior Vice President, Chief Financial Officer and Treasurer

Lew Moorman	$112,596		50%	$106,902	$—		$106,902	47.5%
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$165,000		50%	$158,152	$—		$158,152	47.9%
Senior Vice President, Operations

Mark W. Roenigk	$8,630	(2)	50%	$12,412	$50,000	(1)	$62,412	71.9	%(3)
Chief Operating Officer

(1)	Amount represents the signing bonus earned by Mark Roenigk at the inception of his employment. If Mr. Roenigk is terminated within the first year of employment, whether voluntarily or involuntarily, he must reimburse Rackspace for the unearned pro-rata portion of the signing bonus based on the length of his completed employment. This signing bonus was not included in the percentage calculation above.

(2)	Target bonus has been prorated for actual days employed with the company.

(3)	The Actual NEIP Bonus as a Percentage of Salary for Mr. Roenigk was calculated using his prorated salary for actual days employed with the company. Additionally, as noted above in footnote 1, his signing bonus was not included in the calculation.

The following table shows the bonus targets for the named executive officers for 2010:

Executive	Target Bonus	Target Bonus as a Percentage of 2010 Base Salary
A. Lanham Napier	$245,000	70%
Chief Executive Officer and President

Bruce R. Knooihuizen	$175,000	50%
Senior Vice President, Chief Financial Officer and Treasurer

Lew Moorman	$112,596	50%
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$165,000	50%
Senior Vice President, Operations

Mark W. Roenigk	$175,000	50%
Chief Operating Officer

The 2010 bonus targets for our named executive officers remained unchanged from the previous year.

Equity Incentives

We use equity awards, typically in the form of stock options or, restricted stock units, to incentivize executives, to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders and to attract and retain executives. A number of factors are considered when determining the size of all grants, including competitive market factors, executive performance and retention value and a review of the executive’s overall compensation package. The initial awards at the commencement of employment with us are generally designed to attract experienced executives with established records of success. Subsequent grants, including the grants made to our executive officers in February 2009 and March 2010 are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. We do not, however, have any stock ownership requirements or objectives for our executives. Grant dates for equity awards are typically made effective on the date of the meeting that the Board or the Compensation Committee determines that the award should be granted. All final approvals for equity awards are scheduled to fall within our open trading window.

Most awards for named executive officers vest annually at 25% per year subject to continued employment through each such vesting date. Our option grants have a 10-year maximum term. We anticipate that all awards to be made to named executive officers under the Amended and Restated 2007 Long-Term Incentive Plan going forward will vest in full upon the involuntary termination of the executive officer without cause within 12 months following a change in control. The portion of an option that is vested generally must be exercised within 90 days after the date of termination of an executive’s employment. The exercise price of our option awards equal the closing price of our common stock on the date of grant as reported on the New York Stock Exchange. Although our practice in recent years has been to provide equity incentives principally in the form of stock option grants that vest over time, and more recently in the form of restricted stock units, our Compensation Committee may consider alternative forms of equity in the future, such as performance shares or restricted stock awards with time based vesting or alternative vesting strategies based on the achievement of performance milestones or financial metrics.

During 2009 and 2010, the following stock option and restricted stock unit awards to named executive officers were granted:

		Options
Name	Grant Date	Shares Underlying Options	Exercise Price	Expiration Date	Restricted Stock Units Granted (1)
A. Lanham Napier	2/25/2009	300,000	$5.09	2/25/2019	1,500,000
Chief Executive Officer and President	3/12/2010	71,976	$18.75	3/12/2020	40,000

Bruce R. Knooihuizen	2/25/2009	240,000	$5.09	2/25/2019	—
Senior Vice President, Chief Financial Officer and Treasurer	3/10/2010	12,696	$19.51	3/10/2020	7,047
Lew Moorman	2/25/2009	150,000	$5.09	2/25/2019	500,000
President, The Rackspace Cloud, and Chief Strategy Officer	3/10/2010	23,084	$19.51	3/10/2020	12,813

John Lionato	2/25/2009	200,000	$5.09	2/25/2019	—
Senior Vice President, Operations

Mark W. Roenigk	12/14/2009	100,000	$19.89	12/14/2019	50,000
Chief Operating Officer

(1)	See the “Executive Compensation—Compensation Discussion and Analysis—Special grants to Messrs. Napier and Moorman” for additional information regarding the RSU grants made to Messrs. Napier and Moorman on February 25, 2009. The RSU’s granted to Mr. Roenigk in December 2009 and Messrs. Napier, Knooihuizen, Moorman in March 2010 vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

2009 Equity Grants

Grants of options and restricted stock units to our executive officers in 2009 were made from a total pool of shares constituting approximately 3.6% of our outstanding shares of common stock that were granted to all of our employees. The size of this pool compares favorably with the three-year median annual option grant amount by companies in the Peer Group of approximately 3.7%. About half of the shares available for this annual option grant for 2009 were allocated to approximately 85 of our managers and executive officers, including our named executive officers. The size of the award to each manager and executive officer was determined based upon a target percentage as compared to the size of the award to our Chief Executive Officer. For example, the target percentages assigned to our Chief Executive Officer, our Chief Financial Officer, our Chief Strategy Officer and our Senior Vice President, Operations were 100%, 40%, 40% and 40%, respectively. The aggregate number of shares available for grant to our managers, executive officers and our Chief Executive Officer were then allocated to each of these individuals based upon the respective percentages assigned to them. As part of his promotion to President, The Rackspace Cloud, our Chief Strategy Officer was awarded 125% of his target grant size. Our Chief Financial Officer and Senior Vice President, Operations received 200% and 166%, respectively, of their target grant as part of an executive retention initiative. The increased amount awarded to these individuals was made due to the diminished value of their other equity holdings at the time of the grant. Mr. Roenigk joined us in December 2009 and did not participate in this equity grant.

2010 Equity Grants

Our Compensation Committee has approved several changes to our equity grant process for 2010 which have now been implemented. The first change is that Companywide equity grants will occur on a semi-annual basis instead of annually. The second is that Restricted Stock Units have been introduced as part of our on-going portfolio of long term incentives. We believe that these changes allow us to better retain and motivate executives for the long term. These changes are consistent with the granting practices of our peer group as well as other technology companies. When reviewing the grants made to our named executive officers, we benchmarked the long term incentives awarded to executives in our peer group and the Radford executive survey. In addition, we considered internal equity, performance, and other market factors in determining grant sizes. Consistent with our practice of rewarding performance, in 2010 we granted equity awards that were above the 75th percentile for our CEO and between the median and 75th percentile for our other named executive officers.

Special grants to Messrs. Napier and Moorman

On February 25, 2009, Messrs. Napier and Moorman received performance-based restricted stock unit, or RSU, grants. The grants, which are intended to provide additional incentive to maximize the company’s performance, consist of 1,500,000 RSU’s for Mr. Napier and 500,000 RSU’s for Mr. Moorman. The Compensation Committee determined the size of the grants based upon a number of factors, including the value of Messrs. Napier’s and Moorman’s then current outstanding equity ownership, in the case of Mr. Napier, the total compensation granted to other chief executive officers in the peer group, in the case of Mr. Moorman, his strategic value to our organization, and the analysis of the stockholder value creation that would result from increases to the value of our common stock. The Compensation Committee did not apply an objective formula to weight each of these factors in determining the RSU grant sizes.

The RSU’s will vest based on the Total Shareholder Return, or TSR, of our common stock for both 3 and 5-year performance periods commencing on February 25, 2009 as compared to the TSR for the top performing constituents of the Russell 2000 index over these periods. TSR is calculated based upon the average closing stock price for the 20 trading days prior to the measurement date. Up to 750,000 shares subject to the RSU’s granted to Mr. Napier and up to 300,000 shares subject to the RSU’s granted to Mr. Moorman shall vest based on our TSR for the 3-year performance period, subject to a positive TSR by the company as follows:

3-Year Performance	Vested RSU’s	Vested RSU’s
	- Napier	- Moorman
Top 25.0% TSR for Russell 2000	750,000	300,000
Top 50.0% to 25.1% TSR for Russell 2000	500,000	150,000

Up to 750,000 shares subject to the RSU’s granted to Mr. Napier and up to 200,000 shares subject to the RSU’s granted to Mr. Moorman shall vest based on our TSR for the 5-year performance period, subject to a positive TSR by the company as follows:

5-Year Performance	Vested RSU’s	Vested RSU’s
	- Napier	- Moorman
Top 25.0% TSR for Russell 2000	750,000	200,000
Top 50.0% to 25.1% TSR for Russell 2000	500,000	100,000

Accordingly, if TSR does not fall within the historical top half of Russell 2000 companies for a performance period, no vesting will occur with respect to such period. The lengths of the evaluation periods were selected based upon the Compensation Committee’s desire to encourage Mr. Napier to focus on mid to long-term TSR rather than short-term growth. Additionally, TSR is commonly tracked in the financial industry based upon 3 and 5-year periods.

These vesting schedules were designed to bring Mr. Napier’s total target direct compensation close to the 75 th percentile for chief executive officer’s in the peer group if the company generates 75th percentile TSR and 50th percentile for chief executive officer’s in the peer group if the company generates 50th percentile TSR relative to the index. Similarly, these vesting schedules were designed to bring Mr. Moorman’s total target direct compensation above the 75th percentile for Chief Strategy Officers in the peer group if the company generates

75th percentile TSR and above 50th percentile for Chief Strategy Officers in the peer group if the company generates 50th percentile TSR relative to the index. Mr. Moorman’s total direct compensation was targeted above the benchmarks of Chief Strategy Officers to reflect the additional responsibilities he holds as President of Rackspace Cloud.

If either Mr. Napier or Mr. Moorman retires from the company prior to end of the 3 or 5-year evaluation periods, none of the RSU’s held by such executive for the applicable periods will vest, and such executive will forfeit the applicable RSU’s. If Mr. Napier no longer serves as Chief Executive Officer because of death, disability, or a change of control, Mr. Napier will be eligible to retain the RSU’s subject to their vesting conditions. If Mr. Moorman is no longer an employee because of death, disability, or a change of control, Mr. Moorman will be eligible to retain the RSU’s subject to their vesting conditions. In the event that either Mr. Moorman or Mr. Napier is terminated without Cause, he will be eligible to retain the RSU’s subject to their vesting conditions. Under the agreement, “Cause” shall mean (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to us, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the participant at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his or her duties, which failure has continued for a period of at least 30 days.

The expected compensation expense associated with the grants was determined using a Monte Carlo simulation analysis run by a third party. Because the performance measures of the grants are market-based, these expenses will be incurred regardless of the actual performance. The grant date fair value of these grants was $5,260,995 and $1,697,500 for Mr. Napier and Mr. Moorman, respectively.

Benefits

Our executives participate in our standard benefit plans, which are offered to all U.S.-based employees and include our 401(k) plan. We do not currently provide a matching contribution in our 401(k) plan.

Our executives have the opportunity to participate in our health and welfare benefit programs which include a group medical program, a group dental program, a vision program, life insurance, disability insurance and flexible spending accounts. These benefits are the same as those offered to all other U.S.-based employees. Through our benefit programs, each of our named executive officers received group term life insurance equivalent to 100% of their annual base salary. See the “All Other Compensation” column of the Summary Compensation Table.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction for compensation in excess of $1.0 million paid to certain executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We generally intend to structure the performance-based portion of our executive compensation, when feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. Our Compensation Committee and our Board of Directors may, in their judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Severance Compensation and Termination Protection

See the section entitled “Employment Contracts and Change of Control Arrangements—Employment Agreements” or “Employment Contracts and Change of Control Arrangements—Potential Payments upon Termination or Change in Control” for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements. Our Compensation

Committee believes that these change in control vesting and severance benefits could serve to minimize the distraction caused by a potential transaction involving a change in control and reduce the risk that an executive would leave their employment before a transaction is consummated.

Report of the Compensation Committee of the Board of Directors

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

THE COMPENSATION COMMITTEE

Palmer L. Moe (Chairman)

Mark P. Mellin

George J. Still, Jr.

Risk Considerations in our Compensation Program

The Compensation Committee has discussed the concept of risk as it relates to our compensation program and does recognize that there is some inherent risk of producing undesired behavior through many forms of compensation, including some that we have implemented. For example, our cash bonus structure is set up to shift risk between stockholders and employees by providing that the main financial burden for missing the bonus target is carried by the employees by providing for a disproportionate reduction in the payout to employees, while the main benefit of exceeding the target is provided to the employee in the form of a disproportionate increase in the payout to our employees. This structure could result in decisions being made that could reflect a favorable short term result, while overlooking the long term health of the company. In addition, performance based restricted stock units, or RSUs, granted to our Chief Executive Officer and Chief Strategy Officer, which are based solely on our stock performance, could increase the risk that decisions by the holders are made with a goal towards affecting the stock price rather than with a goal towards addressing other, more meaningful aspects of the business, particularly decisions made near the vesting measurement dates of three and five years from the original grant date. However, the Compensation Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

•

We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. For short-term performance, our cash bonus is awarded based on quarterly net income and individual targets. For long-term performance, our stock option awards generally vest over four years and are only valuable if our stock price increases over time. Our restricted stock units also generally vest over four years, if time-based, or upon performance achievement if performance based. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

Because net income is the performance measure for determining incentive payments, we believe our executives are encouraged to take a balanced approach that focuses on corporate profitability, rather than other measures such as revenue targets, which may incentivize management to drive sales levels without regard to cost structure. If we are not profitable at a reasonable level, there are no payouts under the bonus program.

•

Our net income targets are applicable to our executives and employees alike, regardless of business unit. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person’s position in the company or their business unit.

•

Our Compensation Committee reviews and approves our bonus formula and has the authority to limit payout in any quarter, which we believe also mitigates excessive risk taking. If the company materially exceeded its net income target, bonus payouts would be highly scrutinized and potentially limited by the Compensation Committee. Conversely, we have a floor on the net income target so that profitability at a certain level (as approved by the Compensation Committee) does not permit bonus payouts. The floor is currently set at 50% of the target.

•

We have strict internal controls over the measurement and calculation of net income, designed to keep it from being susceptible to manipulation by any employee, including our executives. In addition, all of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and records.

•

We believe that our focus on net income (through our cash bonus program) and stock price performance (through our equity compensation program) provides a check on excessive risk taking. That is, even if our executives could inappropriately increase net income by excessive expense reductions or by abandoning less profitable revenue sources, this would be detrimental to the company in the long run and could ultimately harm our stock price and the value of their equity awards. Likewise, if our executives were to add revenue sources at low margins in order to generate a higher growth company multiple and increased stock prices, it could decrease net income and the value of their cash bonus payments.

Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Palmer L. Moe (Chairman), Mark P. Mellin and George J. Still, Jr., has ever been an officer or employee of ours. None of our executive officers serves, or has served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the Securities and Exchange Commission relating to various forms of compensation awarded to, earned by or paid during the years set forth below to persons who served as our principal executive officer and principal financial officer in 2009, and the three other most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2009. Such executive officers collectively are referred to as the “named executive officers.”

Name & Principal Position	Year	Salary	Bonus		Grant Date Fair Value for Stock Awards (3)	Grant Date Fair Value for Options (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation Earnings		Total
A. Lanham Napier	2009	$351,955	$—		$5,260,995	$891,960	$224,217	$394	(5)	$6,729,520
Chief Executive Officer and President	2008	$345,747	$—		$—	$1,804,468	$200,116	$367	(5)	$2,350,698
	2007	$264,986	$31,800	(1)	$—	$—	$87,768	$192	(5)	$384,746

Bruce R. Knooihuizen	2009	$351,955	$—		$—	$713,568	$173,885	$394	(5)	$1,239,801
Senior Vice President, Chief Financial Officer and Treasurer	2008	$322,468	$—		$—	$3,559,100	$138,600	$123,429	(6)	$4,143,597

Lew Moorman	2009	$226,450	$—		$1,697,500	$445,980	$106,902	$394	(5)	$2,477,226
President, The Rackspace Cloud, and Chief Strategy Officer	2008	$226,319	$—		$—	$1,009,785	$91,194	$367	(5)	$1,327,665

John Lionato	2009	$331,843	$—		$—	$594,640	$158,152	$394	(5)	$1,085,029
Senior Vice President, Operations	2008	$222,811	$—		$—	$2,186,033	$112,077	$36,746	(7)	$2,557,667

Mark W. Roenigk	2009	$20,192	$50,000	(2)	$994,500	$1,112,180	$12,412	$3,005	(8)	$2,192,289
Chief Operating Officer

(1)	Represents discretionary award approved by the Board of Directors in January 2008. Although the company did not meet the quarterly goal under the NEIP for the fourth quarter of 2007, the Board of Directors approved a full payout of target amounts in the fourth quarter as a discretionary bonus because of improved customer satisfaction, outstanding annual sales growth and profitability, and a fanatical response to a service outage in the fourth quarter.

(2)	Amount represents the signing bonus earned by Mark Roenigk at the inception of his employment. If Mr. Roenigk is terminated within the first year of employment, whether voluntarily or involuntarily, he must reimburse Rackspace for the unearned pro-rata portion of the signing bonus based on the length of his completed employment. This signing bonus was not included in the percentage calculation above.

(3)	With the exception of ignoring the impact of the forfeiture rate relating to service based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards for fiscal 2009 and fiscal 2008, respectively. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards during fiscal years 2009 or 2008. The value as of the grant date for stock options and restricted stock units is recognized over the number of days of service required for the grant to become vested.

(4)	Represents payments of the NEIP designed to reward executives for achievement of our financial and strategic goals for 2007, 2008 and 2009 as further described in the “Executive Compensation—Compensation Discussion and Analysis”, including discretionary bonus payments related to fourth quarter of 2007 that were also made available to all other employees on the quarterly non-equity incentive plan. It is also noted that, due to deteriorating economic conditions and other qualitative factors, in the 2nd half of 2008 the Compensation Committee exercised its discretion and decreased the bonus pool payable based on our actual economic profit achievement. The initial bonus pool payable based on our actual economic profit achievement was over 100% and the Compensation Committee decreased the bonus pool to 90%.

(5)	Consists of life insurance premiums.

(6)	Consists of (a) discount purchase of securities resulting in FASB ASC Topic 718 expense of $103,200 and (b) relocation expense of $19,862 and (c) life insurance premiums of $367.

(7)	Consists of (a) relocation expenses of $36,379 and (b) life insurance premiums of $367.

(8)	Consists of (a) travel allowance of $1,358, (b) temporary housing expenses of $1,253 and (c) life insurance premiums of $394.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2009. For more information, please refer to “Executive Compensation—Compensation Discussion and Analysis—Equity Incentives.”

Name & Principal Position	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards Target		All Other Stock Awards: Number of Shares of Stock or Units		All Other Option Awards: Number of Secutiries Underlying Options		Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock Option Awards/ Incremental Fair Value
A. Lanham Napier	2/25/2009		—	—		300,000	(1)	$5.09	$891,960
Chief Executive Officer and President	2/25/2009		—	1,500,000	(2)	—		—	$5,260,995
	—		$245,000	—		—		—	—

Bruce R. Knooihuizen	2/25/2009		—	—		240,000	(1)	$5.09	$713,568
Senior Vice President, Chief Financial Officer and Treasurer	—		$175,000	—		—		—	—

Lew Moorman	2/25/2009		—	—		150,000	(1)	$5.09	$445,980
President, The Rackspace Cloud, and Chief Strategy Officer	2/25/2009 —	$	— 112,596	500,000 —	(2)	— —		— —	$1,697,500 —

John Lionato	2/25/2009		—	—		200,000	(1)	$5.09	$594,640
Senior Vice President, Operations	—		$165,000	—		—		—	—

Mark W. Roenigk	12/14/2009		—	—		100,000	(1)	$19.89	$1,112,180
Chief Operating Officer	12/14/2009		—	50,000	(3)	—		—	$994,500
	—		$8,630	—		—		—	—

(1)	Represents options granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan on February 25, 2009. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(2)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan on February 25, 2009 as part of a special incentive grant to Messrs Napier and Moorman—for more information on these grants, see “Executive Compensation—Compensation Discussion and Analysis —Special grants to Messrs. Napier and Moorman.”

(3)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan on December 14, 2009. These units vest, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date. Dividends are not payable on unvested restricted stock units.

Outstanding Equity Awards at December 31, 2009

The following table sets forth information regarding outstanding option awards held by our named executive officers as of December 31, 2009.

	Equity Awards
Name	Grant Date		Number of Securities Underlying Unexercised Awards (#) Exercisable	Number of Securities Underlying Unexercised Awards (#) Unexercisable	Option Exercise Price	Option Expiration Date
A. Lanham Napier	2/25/2009	(1)	—	300,000	$5.09	2/25/2019
Chief Executive Officer and President	2/25/2009	(2)	—	1,500,000	$—	2/25/2019
	3/5/2008	(3)	—	211,400	$10.30	3/5/2018
	12/31/2005	(4)	2,038,010	—	$2.50	12/31/2015

Bruce R. Knooihuizen	2/25/2009	(1)	—	240,000	$5.09	2/25/2019
Senior Vice President, Chief Financial Officer and Treasurer	2/1/2008	(5)	125,000	375,000	$9.14	2/1/2018

Lew Moorman	2/25/2009	(1)	—	150,000	$5.09	2/25/2019
President, The Rackspace Cloud, and Chief Strategy Officer	2/25/2009	(2)	—	500,000	$—	2/25/2019
	3/5/2008	(3)	—	118,300	$10.30	3/5/2018
	12/31/2005	(4)	390,000	—	$2.50	12/31/2015
	1/16/2004	(6)	156,519	—	$1.20	1/16/2014

John Lionato	2/25/2009	(1)	—	200,000	$5.09	2/25/2019
Senior Vice President, Operations	5/30/2008	(1)	56,250	168,750	$14.00	5/30/2018

Mark W. Roenigk	12/14/2009	(1)	—	100,000	$19.89	12/14/2019
Chief Operating Officer	12/14/2009	(7)	—	50,000	$—	12/14/2019

(1)	Represents options granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(2)	The restricted stock units (RSUs) were granted pursuant to approval by our Compensation Committee and Board of Directors. The vesting of the RSUs is dependent on the company’s total shareholder return (TSR) on its common stock compared to other companies in the Russell 2000 Index. In addition, the company’s TSR must be positive for vesting to occur. The RSUs vest at either the end of three years or five years from the date of grant. For more information see “Executive Compensation—Compensation Discussion and Analysis-Special Grants to Messrs. Napier and Moorman”.

(3)	The option was granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The options vest in full on the third anniversary of the grant date and have a term of 10 years.

(4)	The option was granted pursuant to our 2005 Non-Qualified Stock Option Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(5)	The option was granted pursuant to our 2007 Long Term Incentive Plan (prior to it being amended and restated). These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(6)	The option was granted pursuant to our 2003 Stock Option Plan. These options become exercisable, so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(7)	The RSUs were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. The RSUs vest so long as the executive continues to be employed with us, in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

Option Exercises and Restricted Stock Vesting During 2009

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2009. The value realized upon exercise of stock options is calculated based on the difference between the market price of our common stock upon exercise and the exercise price of the options.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)
A. Lanham Napier	—	—
Chief Executive Officer and President

Bruce R. Knooihuizen	—	—
Senior Vice President, Chief Financial Officer and Treasurer

Lew Moorman	405,605	$6,396,536
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	—	—
Senior Vice President, Operations

Mark W. Roenigk	—	—
Chief Operating Officer

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise, and the aggregate exercise price of the option.

Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the named executive officers in our deferred compensation programs. These programs are unfunded, unsecured deferred compensation programs.

Name	Beginning at Last Fiscal Year 1/1/09	Executive Contributions in 2009 (1)	Registrant Contributions in 2009	Aggregate Earnings (Losses) in 2009	Aggregate Withdrawals/ Distributions	Aggregate Balance at last FYE
A. Lanham Napier	—	—	—	—	—	—
Chief Executive Officer and President

Bruce R. Knooihuizen	$278,692	$141,199	$—	$88,020	$—	$507,912
Senior Vice President, Chief Financial Officer and Treasurer

Lew Moorman	—	—	—	—	—	—
President, The Rackspace Cloud, and Chief Strategy Officer

John Lionato	$3,485	$13,023	$—	$4,297	$—	$20,805
Senior Vice President, Operations

Mark W. Roenigk	—	—	—	—	—	—
Chief Operating Officer

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 90% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the committee.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

Employment Agreements

We have entered into a standard form employment agreement with Messrs. Napier, Moorman and Roenigk. The agreements provide for, among other things, confidentiality obligations, invention assignment, and one-year non-compete obligations. In addition, to the terms described above, Mr. Roenigk’s agreement includes a severance provision which provides for a severance payment in the amount equal to twelve months of his base salary if he is terminated without cause in his first year of employment and an amount equal to six months of his base salary thereafter.

Potential Payments upon Termination or Change of Control

The table below describes the potential payments or benefits to our named executive officers upon a change of control and upon termination of employment without cause, both in connection with a change of control and not in connection with a change of control, as if each officer’s employment terminated as of December 31, 2009, pursuant to the agreements described above.

Each severance amount is based on the named executive officer’s 2009 base salary.

The value of the vesting acceleration shown in the table below was calculated based on the assumption that the change of control, if applicable, occurred and the officer’s employment terminated on December 31, 2009 and that the fair market value per share of our common stock on the applicable date was $20.85, the closing market price on December 31, 2009. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option. The value of the restricted stock units held by Messrs. Napier and Moorman was calculated assuming that the maximum performance criteria was achieved.

Name	Benefit	Termination Without a Change of Control			Change of Control			Termination upon a Change of Control
Lanham Napier	Severance		—			—			—
Chief Executive Officer and President	Bonus		—			—			—
	Award Acceleration		$31,275,000	(1)		—			$6,958,270	(5)

Bruce Knooihuizen	Severance		—			—			—
Senior Vice President, Chief Financial Officer and Treasurer	Bonus Award Acceleration		— —		$	— 4,391,250	(4)	$	— 3,782,400	(5)

Lew Moorman	Severance		—			—			—
President, The Rackspace Cloud, and Chief Strategy Officer	Bonus Award Acceleration	$	— 10,425,000	(1)		— —		$	— 3,612,065	(5)

John Lionato	Severance		$330,000	(2)		—			—
Senior Vice President, Operations	Bonus		—			—			—
	Award Acceleration		—			—			$3,965,438	(5)

Mark W. Roenigk	Severance		$350,000	(3)		—			—
Chief Operating Officer	Bonus		—			—			—
	Award Acceleration		—			—			$1,138,500	(6)

(1)

Represents the acceleration of restricted stock units awarded as of December 31, 2009. The RSU grants provide that, in the event that the Participant is no longer an employee because of death, disability or a change of control, or if they are terminated without cause, they will be eligible to retain the RSU’s subject to their vesting conditions. Under the agreement, “Cause” shall mean (i) willful engagement in illegal conduct or gross misconduct which is materially injurious to us, (ii) conviction of, or plea of nolo contendere or guilty to, a felony or a crime of moral turpitude; (iii) engagement in fraud, misappropriation or embezzlement resulting or intended to result directly or indirectly in a gain or substantial personal enrichment to the participant at our expense, (iv) material breach of any of our written policies, or (v) willful and continual failure substantially to perform his or her duties, which failure has continued for a period of at least 30 days.

(2)	Represents the severance benefit due to Mr. Lionato if he was terminated without cause prior to January 1, 2010. As this agreement expired as of December 31, 2009 and Mr. Lionato was still employed, there were no payouts under this agreement.

(3)	Represents the severance benefit due to Mr. Roenigk if he is terminated without cause within the first 12 months of his employment date, which was December 14, 2009. The amount is equal to 12 months of his base salary. If Mr. Roenigk is terminated without cause subsequent to this time period, he is owed an amount equal to 6 months of his base salary.

(4)	Represents the acceleration of unvested options awarded to Mr. Knooihuizen as of December 31, 2009 under the terms of our 2007 Long Term Incentive Plan and Option Agreement (prior to it being amended and restated). Under the 2007 Long Term Incentive Plan and Option Agreement, the unvested shares under an option grant accelerate upon a change in control.

(5)	Represents the acceleration of unvested options awarded to Messrs. Napier, Knooihuizen, Moorman and Lionato as of December 31, 2009 under the terms of our Amended and Restated 2007 Long Term Incentive Plan and Option Agreement. Under the Amended and Restated 2007 Long Term Incentive Plan and Option Agreement, the unvested shares under an option grant accelerate if there is a change in control and the employee is terminated within one year of that change in control.

(6)	Represents the acceleration of unvested options and 50,000 restricted stock units awarded to Mr. Roenigk as of December 31, 2009. Under the terms of our Amended and Restated 2007 Long Term Incentive Plan and Option Agreement, the unvested shares under an option or restricted stock unit grant would accelerate upon a change in control and if the employee were then terminated within one year of that change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into standard forms of employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Agreements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We lease approximately 16,446 square feet for data center space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into an Office Building Lease Agreement with Santa Clara Land Company, Ltd. on February 22, 2000, as amended March 30, 2000, December 9, 2004, and March 1, 2007. The most recent amendment extended the term of the lease to February 29, 2012 at a monthly basic rent of $28,781 or $21.00 per square foot per year. The March 1, 2007 amendment also provided for two additional five year renewal terms after the expiration of the primary lease term on the same terms and conditions as the current lease. We may terminate this lease at any time by providing the landlord with 18 months prior written notice and paying a termination penalty payment equal to one month’s then applicable basic rent. We also rent certain storage lease space in the Weston Centre under a separate lease with Santa Clara Land Company, Ltd. Our Board of Directors discussed these leases as potential related party transactions and approved the terms of the leases as fair and in the best interests of the company on February 28, 2007. We paid an aggregate of $726,122 to the Santa Clara Land Company, Ltd. during 2009 under these leases. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transactions, without regard to the amount of profit or loss, would be approximately $203,314.

We believe that all of the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $100,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion. All of the transactions described above were entered into prior to the adoption of this policy. Upon completion of this offering, we will post this related party transaction policy on our website.

In accordance with our Code of Business Conduct and Ethics in effect prior to the completion of this offering, all transactions entered into in 2009 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section  144 of the Delaware General Corporation Law.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the Securities and Exchange Commission. Reporting Persons are required by Securities and Exchange Commission regulations to furnish the company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2009, we believe that all Reporting Persons complied with all applicable reporting requirements, except that two Form 4’s for separate transactions on March 11, 2009 and November 2, 2009 by Lew Moorman, our Chief Strategy Officer and President, The Rackspace Cloud and one Form 4 for a transaction on March 11, 2009 by Alan Schoenbaum, our Senior Vice President and General Counsel, were inadvertently filed late.

STOCKHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to us no later than one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s annual meeting of stockholders. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2011 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of one hundred twenty (120) calendar days in advance of the 2011 Annual Meeting. Provided, however, in the event the 2010 Annual Meeting has been changed by more than thirty (30) days from the date of the 2010 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2011 Annual Meeting and ten (10) calendar days following the date on which public announcement of the date of the 2011 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2011Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as filed with the Securities and Exchange Commission, is available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.

March 29, 2010

RACKSPACE HOSTING, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, April 28, 2010

8:30 a.m. CDT

Rackspace Corporate Headquarters

5000 Walzem Road

San Antonio, Texas 78218

This proxy is solicited on behalf of the Board of Directors

for use at the Annual Meeting on April 28, 2010.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint Alan Schoenbaum and A. Lanham Napier and each of them, with power to act without the other and with full power of substitution, to represent all your shares of common stock of Rackspace Hosting, Inc. which you are entitled to vote on, and to vote on all matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments, continuations or postponements thereof.

(Continued and to be signed on the reverse side.)

ANNUAL MEETING OF STOCKHOLDERS OF

April 28, 2010

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

COMPANY NUMBER
ACCOUNT NUMBER
Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.rackspace.com/proxy

☐  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. ☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS:

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS
SHOWN HERE ☐

					FOR AGAINST ABSTAIN
1. Election of Class II Directors ☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: O A. Lanham Napier O George J. Still Jr.		2.	Ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.	☐ ☐ ☐

IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL PROPOSALS.

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ☐

			MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

☐

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐